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                                  Exhibit 11

                                                           Six months April             Three months April
                                                         1997           1996             1997         1996
                                                     ---------------------------     ---------------------------

Net income (loss)168,829(180,746) 88,439(77,295)
Preferred stock dividend requirement                   (109,600)        (128,279)       (54,819)        (62,855)
Net income (loss) applicable to common stock             59,229         (309,025)        33,620        (140,150)
Average common shares outstanding                    22,693,000       21,886,000     22,535,000      21,769,000
Earnings (loss) per share                                  0.00            (0.01)          0.00           (0.01)

Fully diluted earnings (loss) per share:

Net effect of dilutive common share equiv-
alents based on the treasury stock method             4,286,000        4,018,000      4,286,000       4,018,000

Effect of conversion of preferred shares              5,482,000        8,414,000      5,482,000       6,414,000

Shares for fully diluted eps
calculation                                          32,461,000       32,297,000     32,303,000      32,201,000

Fully diluted earnings (loss) per share                    0.00            (0.01)          0.00           (0.01)
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